Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com

Bank of Marin Announces Retirement of Executive Vice President Beth Reizman; Names Misako Stewart Executive Vice President, Chief Credit Officer

NOVATO, CA - (August 27, 2021) – Bank of Marin today announced the retirement of Beth Reizman, Executive Vice President, Chief Credit Officer. Ms. Reizman, age 62, will retire on January 3, 2022. In the interim, on September 30, 2021, Ms. Reizman will step down from her role as Chief Credit Officer and remain on staff at Bank of Marin to facilitate a smooth transition of duties to her successor.

Misako Stewart, age 53, currently Senior Vice President, Senior Credit Manager, will succeed Ms. Reizman as Executive Vice President, Chief Credit Officer. In her current role and approval authority, Ms. Stewart works closely with Ms. Reizman and is a key liaison between the Bank’s commercial banking and credit administration teams.

Ms. Stewart started with Bank of Marin in 2013 as a Commercial Banking Manager and was named Senior Credit Manager within Commercial Banking in 2018. In a career that has spanned more than 30 years, Ms. Stewart has focused on credit administration for mid-sized businesses, along with commercial lending that includes a niche focus on wine industry finance.

“Under Beth’s leadership, Bank of Marin has maintained an unwavering commitment to balancing a strong credit culture and relationship banking, leading us to be one of the premier community banks in California. We are grateful for all that she has contributed to our team, our community and the Bank’s long-term success,” said Russell A. Colombo, Chief Executive Officer. “We ensure that commitment remains unbroken with Misako Stewart as our next Chief Credit Officer. She brings a wealth of experience and institutional knowledge to the job.”

Ms. Reizman’s 40-year career in finance and banking includes extensive experience in business banking, private banking, commercial lending and credit administration. A graduate of Stanford University and a long-time volunteer in the Marin community, Ms. Reizman serves on the Board of Directors of Vivalon.

About Bank of Marin
Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $3.1 billion as of June 30, 2021, Bank of Marin has 31 branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. Such forward-looking statements may contain words related to future projections including, but not limited to, words such as “believe,” “expect,” “anticipate,” “intend,” “may,” “will,” “should,” “could,” “would,” and variations of those words and similar words that are subject to risks, uncertainties and other factors that could cause actual results to differ significantly from those projected. BMRC intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. BMRC’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of BMRC, include but are not limited to: (1) BMRC’s acquisition integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the acquisition may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the acquisition; (5) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (6) other risk factors detailed from time to time in filings made by BMRC with the SEC. BMRC undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.